CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 70 to the Registration Statement (Form N-1A Nos. 33-48926 and 811-06718) of our report dated September 22, 2021 on the financial statements and financial highlights of BNY Mellon Short Term Income Fund (one of the funds constituting BNY Mellon Investment Grade Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended July 31, 2021.

/s/ ERNST & YOUNG LLP

New York, New York

November 22, 2021